EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2021, Declares Quarterly Cash Distribution of $0.10 per Share

•

GAAP Net Investment Income (“NII”) of $0.07 per share, or $4.8 million, was up 15.6% from the first quarter, which provided second quarter distribution coverage of 65%, an improvement from 56% in the first quarter.

•

Net Asset Value (“NAV”) increased to $347.2 million, up 7.5% from $322.9 million at the end of the first quarter of 2021; NAV per share increased 7.6% to $4.68 per share from $4.35 per share, primarily due to net realized and unrealized gains of $27.2 million during the quarter.

•

Strong gross deployments in senior secured debt of $88.9 million with sixteen new portfolio companies added, and further progress towards reducing junior capital and non-core exposure including previously disclosed exit on Red Apple.

•	Net leverage of 0.56x as of June 30, 2021, up from 0.38x as of March 31, 2021, primarily driven by net deployments during the current quarter.
•	Total liquidity for portfolio company investments, including cash, was approximately $230 million, subject to leverage and borrowing base restrictions.
•

Under the existing share repurchase program, 80,944 shares were repurchased during the second quarter for approximately $0.3 million at an average price of $3.73 per share, including brokerage commissions.

•

Subsequent to June 30, 2021, the Company exited its equity investment in SVP-Singer Holdings LP (“SVP”), a non-core legacy portfolio company, as a result of the sale of SVP. The exit resulted in $19.6 million of cash proceeds and newly issued equity with a cost basis of approximately $6 million.

New York, August 5, 2021 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on October 6, 2021 to stockholders of record at the close of business on September 15, 2021.

“We generated strong momentum in the second quarter, growing our investment portfolio by $91 million, improving NII by 15.6% and delivering a 7.5% increase in NAV,” said James E. Keenan, Chairman and Interim CEO of the Company. “We have nearly completed our strategic rotation out of non-core, legacy assets, while building the portfolio for stable, long-term strength. We deployed nearly $89 million in the quarter, including investments in 16 new portfolio companies, setting the stage for continued improvement in our results for our stockholders.”

“We continue to draw upon the power of the BlackRock platform to identify compelling new opportunities with solid risk-adjusted returns, focusing on senior secured debt - and first lien loans in particular,” Keenan said. “The second quarter of 2021 represented our strongest level of gross deployments in two years. Of the new investment dollars in the quarter, 77% was in first lien term loans. Approximately 64% of the portfolio now consists of first lien investments, up from 34% at the end of 2019.”

	Three Months Ended June 30, 2021
	$ in Millions	%
Deployments
First Lien Debt	69	77%
Second Lien Debt	20	23%
Repayments/Exits
Non-Core & Junior Capital	19	73%
Other Core Assets	6	27%

“We also remain intently focused on diversifying the portfolio to capitalize on a broader range of sectors and opportunities, and also to safeguard against potential challenges in any given industry,” Keenan added. “We closed the second quarter with 74 portfolio companies, up from 60 in the prior quarter and 47 at the end of 2019. This represents remarkable progress – and we fully anticipate making more headway in the back half of 2021.”

	Pro Forma[3] June 30, 2021	June 30, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	66%	64%	50%	34%
Second Lien Debt	22%	21%	27%	23%
Junior Capital[1]	12%	15%	23%	43%

Portfolio Company Count	74	74	55	47
Non-Core Assets
Portfolio Company Count[2]	5	5	6	9
Fair Market Value ("FMV", in Millions)	26	46	42	120
% of investments, at FMV	5%	8%	9%	16%

[1]	Includes unsecured/subordinated debt and equity investments.
[2]	Excludes portfolio companies with zero FMV.
[3]

Represents portfolio information on a pro forma basis following the successful monetization of the SVP equity subsequent to June 30, 2021. The pro forma amounts are calculated by excluding SVP FMV from the portfolio at June 30, 2021 and including newly issued equity associated with the SVP sale.

“As we steadily boosted deployments, we increased net leverage to 0.56x for the second quarter from 0.38x for the first quarter. We have more leverage runway to utilize as we pursue further growth. As the portfolio continues to grow in coming quarters, we expect it will be accretive to NII and provide increased dividend coverage for our stockholders,” Keenan concluded.

Financial Highlights

	Q2 2021		Q1 2021		Q2 2020
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$4.8	$0.07	$4.2	$0.06	$8.8	$0.13
Net realized and unrealized gains/(losses)	$27.2	$0.36	$12.0	$0.16	$(36.2)	$(0.53)
Basic earnings/(losses)	$32.0	$0.43	$16.2	$0.22	$(27.4)	$(0.40)
Distributions declared	$7.4	$0.10	$7.4	$0.10	$6.8	$0.10
Net Investment Income/(loss), as adjusted[1]	$4.8	$0.07	$4.2	$0.06	$8.8	$0.13
Basic earnings/(losses), as adjusted[1]	$32.0	$0.43	$16.2	$0.22	$(27.4)	$(0.40)

($'s in millions, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020

Total assets	$571.7	$483.5	$511.7	$663.8
Investment portfolio, at fair market value	$549.3	$458.3	$479.0	$644.3
Debt outstanding	$193.9	$141.5	$179.8	$319.3
Total net assets	$347.2	$322.9	$315.0	$329.7
Net asset value per share	$4.68	$4.35	$4.23	$4.84
Net leverage ratio[2]	0.56x	0.38x	0.51x	0.95x

______________________________________

[1]	Non-GAAP basis financial measure. See Supplemental Information.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•	Reduced Exposure in Non-core Legacy Portfolio:
o

As previously disclosed, the Company fully exited its debt and equity positions in Red Apple Stores Inc., resulting in proceeds of $14.9 million (including $0.1 million of interest). Refer to the Company’s Current Report on Form 8-K, filed with the SEC on May 3, 2021.

o

As of June 30, 2021, non-core legacy assets comprised approximately $45.9 million, or 8% of our total portfolio at FMV (five portfolio companies, excluding portfolio companies with zero FMV), as compared to 8% at the end of the first quarter of 2021 and 16% at the end of 2019. The equity investment in SVP, a non-core asset, had a fair value of $25.9 million at June 30, 2021, an increase of $23.2 million compared to prior quarter, driven by an expected sale of the portfolio company which closed subsequent to June 30, 2021. The successful exit of our existing equity investment in SVP resulted in cash proceeds of $19.6 million and newly issued equity with a cost basis of approximately $6 million. Based on the mechanics of the sale, the Company may receive additional proceeds in the future from an escrow and earn out payment linked to the performance of SVP. As a result of the SVP sale, non-core assets would decline to approximately $25.9 million, or 5% of the portfolio at FMV on a pro forma basis, which would be comprised of $17.6 million of income producing investments across two portfolio companies and $8.3 million in non-income producing assets.

•	Reduced Exposure in Other Junior Capital:
o	Other junior capital (unsecured debt and equity) exposure, excluding non-core assets, in the portfolio stood at 10% by FMV, down from 13% at March 31, 2021 and 40% at December 31, 2019.
o

During the second quarter, BCIC Senior Loan Partners (“SLP”) returned an incremental $3.8 million of capital to BCIC with proceeds from exiting one of its investments. At June 30, 2021, SLP held first lien loans in three portfolio companies, with an aggregate FMV of $29.6 million. BCIC owns 85% of the equity in SLP.

•

Revolving Credit Facility Amendment: As previously disclosed, on April 23, 2021, the Company entered into a Sixth Amendment to the Credit Facility which among other items, extended the maturity date on loans made under the Credit Facility from June 5, 2023 to April 23, 2025, and reduced the aggregate commitment under the Credit Facility from $300 million to $265 million. For more information on the Amendment, refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2021.

•

Share Repurchase Program: On November 3, 2020, the Company’s Board of Directors authorized the Company to purchase up to a total of 7,500,000 shares, effective until the earlier of November 2, 2021 or such time that all the authorized shares have been repurchased. During the quarter, 80,944 shares were repurchased for $301,703 at an average price of $3.73 per share, including brokerage commissions. As of June 30, 2021, 7,162,994 shares remained authorized for repurchase. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 8.6 million shares at an average price of $6.42 per share, including brokerage commissions, for a total of $55.2 million. Since the inception of our share repurchase program through June 30, 2021, we have purchased approximately 10.3 million shares at an average price of $6.52 per share, including brokerage commissions, for a total of $67.5 million.

Second Quarter Financial Updates

•

NII was $4.8 million, or approximately $0.07 per share, for the three months ended June 30, 2021. Relative to distributions declared of $0.10 per share, our NII distribution coverage was 65% for the quarter, up from 56% from the first quarter. As we continue to re-deploy into assets consistent with our core strategy, post successfully reducing our exposure in junior capital and non-core investments during 2020 and the first half of 2021, we expect our earnings power to be accretive in the coming quarters.

•

NAV increased to $347.2 million, up 7.5% from $322.9 million at March 31, 2021. NAV per share increased 7.6% or $0.33 per share to $4.68 per share on a quarter-over-quarter basis, primarily due to net realized and unrealized gains of $27.2 million during the quarter.

•

For the quarter ended June 30, 2021, we incurred base management fees of $1.8 million, and zero incentive management fees based on income. Since March 2017, the adviser has waived $29.7 million of incentive management fees on a cumulative basis. There was no accrual or payment of incentive management fees based on gains as of June 30, 2021.

Portfolio and Investment Activity*

	Three Months Ended
($’s in millions)	June 30, 2021	March 31, 2021	June 30, 2020

Investment deployments	$88.9	$54.9	$21.5
Investment exits	$25.4	$88.0	$22.6
Number of portfolio company investments at the end of period	74	60	52
Weighted average yield of debt and income producing equity securities, at FMV	8.6%	8.5%	9.9%
% of Portfolio invested in Secured debt, at FMV	85%	86%	59%
% of Portfolio invested in Unsecured debt, at FMV	5%	6%	27%
% of Portfolio invested in Equity, at FMV	10%	8%	14%
Average investment by portfolio company, at amortized cost	$8.4	$9.4	$21.8

*Balance sheet amounts and yield information above are as of period end

•

We deployed $88.9 million during the quarter while exits and repayments totaled $25.4 million, resulting in a $63.5 million net increase in portfolio, consistent with our strategy of redeploying capital into our core strategy.

▪	Deployments primarily consisted of sixteen new portfolio companies and four investments into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$10.9 million L + 8.00% first lien term loan and $0.9 million unfunded revolver to Pluralsight, Inc., an enterprise technology learning platform;
▪	$9.6 million L + 7.25% first lien term loan to Keep Truckin, Inc., a provider of safety and fleet management solutions for transportation and logistics companies;
▪	$7.0 million L + 8.25% second lien term loan to McAfee, LLC, a device-to-cloud focus cybersecurity company;
▪

$6.5 million L + 7.00% first lien term loan and $0.8 million unfunded revolver to ESO Solutions, Inc., a provider of electronic health records, patient care reporting and other mission critical enterprise software solutions;

▪	$5.0 million L + 7.50% second lien term loan to GI Consilio Parent, LLC, a provider of electronic discovery, document review and consulting services;
▪	$5.0 million L + 8.00% second lien term loan to Ensono, Inc., a hybrid IT services provider;
▪

$4.9 million L + 7.50% first lien term loan and $0.7 million unfunded revolver to Backoffice Associates Holdings, LLC, a provider of data migration, transformation and governance software and services;

▪

$4.7 million funded L + 9.00% first lien delayed draw term loan (with an additional $7.0 million unfunded commitment) to Razor Group GmbH, a Germany based consolidator of small to medium sized brands that sell through Amazon’s third-party platform;

▪	$4.7 million L + 7.62% first lien term loan to Whele LLC, a consolidator of small to medium sized brands that sell through Amazon’s third-party platform;
▪

$3.1 million L + 7.00% first lien term loan, $0.4 million unfunded delayed draw term loan and $0.3 million unfunded revolver to Aras Corporation, Inc., a provider of product lifecycle management software for manufacturing companies;

▪	$2.9 million L + 7.25% first lien term loan and $0.2 million unfunded revolver to Appriss Health, LLC, a cloud based software and analytics platform that connects healthcare professionals;
▪	$2.7 million L + 6.00% first lien term loan to INH Buyer, Inc., a primary care physician group;

▪

$2.4 million L + 6.50% first lien term loan and $1.2 million unfunded delayed draw term loan to Colony Display, LLC, a designer, manufacturer, and installer of in-store fixtures and displays for retailers;

▪

$2.2 million L + 6.00% first lien term loan and $0.9 million unfunded delayed draw term loan to Porcelain Acquisition Corporation, a developer, importer, and distributor of porcelain and luxury tile and other hard surface floor coverings;

▪	$2.0 million L + 8.00% second lien term loan to Gainwell Acquisition Corporation, a provider of technology solutions to health and human services programs; and
▪

$1.4 million L + 7.00% second lien term loan and $2.9 million unfunded delayed draw term loan to MetroNet Systems Holdings, LLC, a provider of high-speed broadband, video and voice services with residential and commercial customers across the Midwest.

Incremental Investments

▪	$6.3 million of incremental L + 7.75% first lien term loan to Barri Financial Group, LLC;
▪	$2.9 million of incremental L + 8.75% first lien delayed draw term loan to JobandTalent USA, Inc.;
▪	$1.6 million L + 6.25% first lien delayed draw term loan funding to Peter C. Foy & Associates Insurance Services, LLC; and
▪	$1.3 million L + 6.75% first lien delayed draw term loan funding to Sonny’s Enterprises, LLC.
o	Sales, exits, and repayments were primarily concentrated in two complete exits in portfolio company investments, one partial return of capital and one partial sale:
▪	$14.9 million of proceeds (including $0.1 million of interest) from debt and equity positions in Red Apple Stores Inc., a non-core legacy asset;
▪	$3.8 million partial return of capital from equity investment in SLP;
▪	$3.6 million full repayment of second lien term loan in Aretec Group, Inc; and
▪	$1.3 million of proceeds from partial sale of first lien term loan in ESO Solutions, Inc.
•

As of June 30, 2021, there were three non-accrual investment positions, representing approximately 4.4% and 14.5% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 5.5% and 16.5% of total debt and preferred stock investments at fair value and cost, respectively, at March 31, 2021. The weighted average internal investment rating of the portfolio at FMV at June 30, 2021 improved to 1.37 as compared to 1.72 at March 31, 2021.

•	During the quarter ended June 30, 2021, net realized and unrealized gains were $27.2 million, primarily attributable to valuation appreciation on SVP, and overall market recovery.

Liquidity and Capital Resources

•

At June 30, 2021, we had $17.0 million in cash and cash equivalents and $213.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $230.0 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at June 30, 2021 were $41.0 million (excluding the $4.2 million LP commitment to SLP, which is completely discretionary). We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.56x at quarter-end, and our 276% asset coverage ratio provided the Company with additional debt capacity of $213.0 million under its asset coverage requirements, subject to borrowing base restrictions. Further, as of June 30, 2021, approximately 89% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the second quarter of 2021, the Company declared an all cash dividend of $0.10 per share, payable on October 6, 2021 to stockholders of record at the close of business on September 15, 2021.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Friday, August 6, 2021, to discuss its second quarter 2021 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 263-0877 or from outside the United States, +1(313) 209-7315, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9287912). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Second Quarter 2021 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Friday, August 6 and ending at 1:00 p.m. on Friday, August 20, 2021.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 9287912.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $469,917,118 and $369,079,320)	$493,129,011	$354,957,936
Non-controlled, affiliated investments (cost of $5,121,773 and $20,927,907)	4,281,369	13,099,313
Controlled investments (cost of $143,128,356 and $216,768,227)	51,869,839	110,968,227
Total investments at fair value (cost of $618,167,247 and $606,775,454)	549,280,219	479,025,476
Cash and cash equivalents	17,030,583	23,332,831
Interest, dividends and fees receivable	2,484,493	2,138,304
Receivable for investments sold	25,156	5,439,507
Deferred debt issuance costs	1,741,443	1,374,115
Prepaid expenses and other assets	1,153,459	409,357
Total assets	$571,715,353	$511,719,590
Liabilities
Debt (net of deferred issuance costs of $896,656 and $1,360,356)	$193,926,217	$179,798,037
Distributions payable	7,413,594	-
Payable for investments purchased	16,845,569	9,193,917
Management fees payable	1,775,684	2,313,447
Incentive fees payable	1,849,597	1,849,597
Interest and debt related payables	620,493	502,682
Accrued administrative expenses	314,886	389,064
Accrued expenses and other liabilities	1,758,928	2,662,569
Total liabilities	224,504,968	196,709,313
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 84,478,251 issued and 74,129,659 and 74,466,665 outstanding	84,478	84,478
Paid-in capital in excess of par	858,079,713	858,079,713
Distributable earnings (losses)	(443,485,518)	(476,857,055)
Treasury stock at cost, 10,348,592 and 10,011,586 shares held	(67,468,288)	(66,296,859)
Total net assets	347,210,385	315,010,277
Total liabilities and net assets	$571,715,353	$511,719,590
Net assets per share	$4.68	$4.23

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$9,210,827	$7,600,731	$17,260,077	$15,722,654
Non-controlled, affiliated investments	—	118,000	11,867	243,474
Controlled investments	135,371	5,486,595	718,571	10,902,430
PIK income:
Non-controlled, non-affiliated investments	815,710	1,358,694	1,596,389	2,454,125
Non-controlled, affiliated investments	117,985	112,958	237,014	221,789
Controlled investments	—	180,156	—	1,053,664
Dividend income:
Non-controlled, affiliated investments	—	—	71,500	—
Controlled investments	536,908	2,566,148	1,047,975	5,473,651
Other income:
Non-controlled, non-affiliated investments	40,958	17,087	186,990	63,254
Non-controlled, affiliated investments	—	1,436	—	2,871
Controlled investments	—	61,153	—	64,340
Total investment income	10,857,759	17,502,958	21,130,383	36,202,252
Operating expenses
Interest and other debt expenses	2,969,177	4,359,441	5,722,273	8,571,715
Management fees	1,775,684	2,708,862	3,575,450	6,004,549
Incentive fees	—	1,608,740	—	3,533,138
Professional fees	254,834	544,845	666,993	1,069,857
Administrative expenses	314,886	375,704	637,001	689,265
Insurance expense	201,597	123,223	400,961	242,843
Director fees	153,125	152,500	306,250	337,250
Investment advisor expenses	87,500	87,500	175,000	175,000
Other operating expenses	258,232	384,693	613,514	723,596
Total expenses, before incentive fee waiver	6,015,035	10,345,508	12,097,442	21,347,213
Incentive fee waiver	—	(1,608,740)	—	(3,533,138)
Expenses, net of incentive fee waiver	6,015,035	8,736,768	12,097,442	17,814,075
Net investment income	4,842,724	8,766,190	9,032,941	18,388,177
Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	6,773	(12,316,751)	(639,501)	(12,311,266)
Non-controlled, affiliated investments	—	(42,238,921)	(7,989,591)	(43,774,013)
Controlled investments	(8,749,931)	—	(11,040,074)	—
Net realized gain (loss)	(8,743,158)	(54,555,672)	(19,669,166)	(56,085,279)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	27,464,721	11,084,426	37,333,277	(15,942,530)
Non-controlled, affiliated investments	153,217	42,458,272	6,988,190	34,178,158
Controlled investments	8,689,595	(35,387,880)	14,826,843	(66,790,209)
Foreign currency translation	(381,379)	239,587	(285,360)	(337,060)
Net change in unrealized appreciation (depreciation)	35,926,154	18,394,405	58,862,950	(48,891,641)
Net realized and unrealized gain (loss)	27,182,996	(36,161,267)	39,193,784	(104,976,920)
Net Increase (Decrease) in Net Assets Resulting from Operations	$32,025,720	$(27,395,077)	$48,226,725	$(86,588,743)
Net Investment Income Per Share—basic	$0.07	$0.13	$0.12	$0.27
Earnings (Loss) Per Share—basic	$0.43	$(0.40)	$0.65	$(1.27)
Weighted Average Shares Outstanding—basic	74,150,425	68,117,628	74,292,637	68,365,792
Net Investment Income Per Share—diluted	$0.07	$0.13	$0.12	$0.27
Earnings (Loss) Per Share—diluted	$0.38	$(0.40)	$0.58	$(1.27)
Weighted Average Shares Outstanding—diluted	91,144,162	85,111,365	91,286,374	85,359,529

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For the period July 1, 2019 through December 31, 2020, BCIA had voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
GAAP Basis:
Net Investment Income	$4,842,724	$8,766,190	$9,032,941	$18,388,177
Net Investment Income per share	0.07	0.13	0.12	0.27
Addback: GAAP incentive fee expense based on Gains	—	—	—	—
Addback: GAAP incentive fee expense based on Income net of incentive fee waiver	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$4,842,724	$8,766,190	$9,032,941	$18,388,177
Net Investment Income per share	0.07	0.13	0.12	0.27
Less: Incremental incentive fee expense based on Income net of incentive fee waiver	—	—	—	—
As Adjusted[2]:
Net Investment Income	$4,842,724	$8,766,190	$9,032,941	$18,388,177
Net Investment Income per share	0.07	0.13	0.12	0.27

Note: The NII amounts for the three and six months ended June 30, 2020 are net of incentive fees based on income and an incentive fee waiver in the amount of $1,608,740 and $3,533,138. There was no waiver for the three and six months ended June 30, 2021 as a result of incentive fees based on income of zero for the period. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees are calculated but not necessarily due and payable at this time.
[2]

As Adjusted: Amounts are adjusted to remove the incentive fee expense based on gains, as required by GAAP, and to include only the incremental incentive fee expense based on Income. Incentive fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.